Exhibit 10.1

2025 INNOVEX INTERNATIONAL, INC., LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award”) is made as of [●] (the “Grant Date”), by and between Innovex International, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”).

W IT N E S S E T H:

WHEREAS, pursuant to the Innovex International, Inc., 2025 Long-Term Incentive Plan (the “Plan”), the Committee has determined that it would be in the interest of the Company and its stockholders to grant restricted stock units (the “Restricted Stock Units”), as provided herein, in order to encourage the Participant to remain in the employ of the Company or its subsidiaries, to encourage the sense of proprietorship of the Participant in the Company and to stimulate the active interest of the Participant in the development and financial success of the Company.

NOW THEREFORE, the Company awards the Restricted Stock Units to the Participant, subject to the following terms and conditions of this Award:

1.
Grant of Restricted Stock Units. Subject to the terms and conditions contained herein, including, but not limited to, Section 2 of this Award, the Company hereby grants to the Participant an award of [●] Restricted Stock Units under the Plan. Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Plan.

The Company shall establish (or shall instruct its transfer agent or stock plan administrator to establish) a book entry account representing the Restricted Stock Unit in the Participant’s name effective as of the Grant Date, provided that the Company shall retain control of the Restricted Stock Units in such account until the Restricted Stock Units have become vested in accordance with this Agreement and shares of Stock have been issued, if any, in settlement of the Restricted Stock Units.

2.
Vesting Schedule.
(a)
Except as provided in Section 2(b) below, the Restricted Stock Units shall vest, in the following percentages on the following vesting dates (each such date, a “Vesting Date”):
(i)
33 1/3% on April 4, 2026;
(ii)
33 1/3% on April 4, 2027; and
(iii)
33 1/3% on April 4, 2028;

provided, however, that the Participant is continuously employed by the Company or a subsidiary from the Grant Date through each of the above Vesting Dates. If the Participant does not remain continuously employed by the Company or a subsidiary until the Vesting Dates specified above, then all then outstanding Restricted Stock Units shall be forfeited immediately after termination of the Participant’s employment. Notwithstanding the foregoing, in the event that the Participant’s employment is terminated by the Company or a subsidiary without Cause (as defined below) or the Participant terminates the Participant’s employment for Good Reason (as defined below, and each, a “Qualifying Termination”), subject to the Participant’s execution, delivery and non-revocation of a waiver and release of claims in accordance with the Employment Agreement (the “Release Requirement”), then, except as provided in Section 2(b) below, those Restricted Stock Units that would have vested in accordance with the foregoing schedule had the Participant remained continuously employed by the Company or a subsidiary for [twelve (12) months] [twenty-four (24) months] following the date of the Participant’s Qualifying Termination shall immediately vest as of the date of such Qualifying Termination.

(b)
Notwithstanding the foregoing, should a successor or acquirer (or any parent of such entity) fail to assume, replace or continue this Award in the event of a Change in Control, any unvested Restricted Stock Units shall become fully vested as of the date of the occurrence of such Change in Control; provided, however, that the Participant has been in continuous employment with the Company or a subsidiary at all times since the Grant Date. In the event that a successor or acquirer (or any parent of such entity) assumes, replaces or continues this Award in the event of a Change in Control, subject to the Participant’s satisfaction of the Release Requirement, any unvested Restricted Stock Units shall become fully vested in the event of the Participant’s Qualifying Termination during a Change in Control Period (as defined below). For purposes of this Award, the following terms shall have the following meanings:
(i)
“Cause” shall have the meaning ascribed to such term in the Employment Agreement.
(ii)
“Change in Control Period” shall mean the period commencing on the occurrence of a Change in Control and ending on the second anniversary of such date after the date of the consummation of the Change in Control.
(iii)
“Employment Agreement” shall mean that certain Employment Agreement, effective as of [March 13, 2023] [August 26, 2024], by and between you and Innovex Downhole Solutions, Inc.
(iv)
“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

3.
Settlement of the Restricted Stock Units. Each Restricted Stock Unit that has vested will be settled as soon as administratively feasible and no later than 60 days following the date on which such Restricted Stock Units vest pursuant to Section 2 (the “Settlement Date”). Except as otherwise provided in the Plan, each Restricted Stock Unit that has vested shall be settled in one (1) share of Stock. Following the issuance of Stock in accordance with this Section 3, the Participant shall thereafter have all the rights and be subject to the obligations provided for holders of Stock. Any fractional shares of Stock shall be rounded-up to the next whole share (not to exceed the total number of Restricted Stock Units granted under this Award). The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Stock acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, if applicable, a certificate for the shares of Stock acquired by the Participant may be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
4.
Dividend Equivalents. Dividend equivalents will be credited to the Restricted Stock Units granted hereunder on the same terms and at the same time as dividends are paid to holders of Common Stock. Such dividend equivalents will be paid in cash (valuing any dividends in the form of property at the Fair Market Value thereof), without interest, on the Settlement Date. This Section 4 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the Settlement Date. For the avoidance of doubt, to the extent any of the Restricted Stock Units are forfeited without payment of any consideration, any dividend equivalents corresponding to such forfeited Restricted Stock Units shall automatically be forfeited for no consideration.
5.
Transfer Restrictions. Except as expressly provided in the Plan or herein, the Restricted Stock Units are non-transferable and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award provided for herein shall immediately become null and void, and the Restricted Stock Units shall be immediately forfeited to the Company.
6.
Tax Withholding; Code Section 409A. The Company has the right to deduct applicable taxes from any payment under this Award and withhold, at the time of vesting or settlement, as the case may be, an appropriate number of shares of Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, as determined by the Committee. The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Award, if any, shall be construed and interpreted in a manner consistent with such intent. References in this Award to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Code Section 409A, each of the payments that may be made in respect of the Restricted Stock Units granted hereunder is designated as a separate payment.

7.
Incorporation of Plan Provisions. This Award and the award of Restricted Stock Units hereunder are made pursuant to the Plan and are subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Award conflicts with the Plan, the provisions of the Plan shall control. The Participant acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Participant.
8.
No Rights to Employment. Nothing contained in this Award shall confer upon the Participant any right to continued employment by the Company or any subsidiary of the Company, or limit in any way the right of the Company or any subsidiary to terminate or modify the terms of the Participant’s employment at any time.
9.
Notice. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:

Innovex International, Inc.
19120 Kenswick Drive
Humble, Texas 77338
Attn: Corporate Secretary

Any notice or other communication to the Participant with respect to this Award shall be in writing and shall be delivered personally, shall be sent by first class mail, postage prepaid, to the Participant’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Participant of a change of address, or shall be sent to the Participant’s e-mail address specified in the Company’s records.

10.
Miscellaneous.
(c)
THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
(d)
The granting of this Award shall not give the Participant any rights to future grants.
(e)
This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof.
(f)
This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

INNOVEX INTERNATIONAL, INC.

By:
Name:
Title:

The Participant acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

PARTICIPANT

[NAME]